Exhibit (a)(5)(K)

NEWS RELEASE

FOR IMMEDIATE RELEASE	Media contact:
April 8, 2011	Peter Lucht
617-743-6809
peter.lucht@verizon.com

Verizon Subsequent Offering Period for Shares of

Terremark Worldwide, Inc. Expires

NEW YORK – Verizon Communications Inc. (NYSE, NASDAQ: VZ) today announced that the subsequent offering period of its tender offer for all outstanding shares of Terremark Worldwide, Inc. (NASDAQ: TMRK) common stock has expired.

The subsequent offering period – made by Verizon’s wholly owned subsidiary, Verizon Holdings Inc. — expired at 5 p.m. Eastern time on Thursday, April 7. After acquiring all shares validly tendered during the subsequent offering period, Verizon Holdings owns approximately 78,449,980 shares of Terremark common stock, representing approximately 96.6 percent of the outstanding shares. Verizon intends to promptly move forward with a “short-form” merger under Delaware law through which Terremark will become a direct, wholly owned subsidiary of Verizon. Verizon announced on April 1 that it had acquired control of Terremark.

Verizon News Release

As a result of the merger, any shares of Terremark common stock not previously tendered will be canceled and (except for shares held in the treasury of Terremark or by Verizon or Verizon Holdings, or shares for which appraisal rights are properly demanded) will be converted into the right to receive the same $19 in cash per share, without interest and less any applicable withholding taxes, that was paid in the tender offer.

Following the merger, Terremark common stock will cease to be traded on NASDAQ.

Verizon Communications Inc. (NYSE, NASDAQ:VZ), headquartered in New York, is a global leader in delivering broadband and other wireless and wireline communications services to mass market, business, government and wholesale customers. Verizon Wireless operates America’s most reliable wireless network, serving 94.1 million customers nationwide. Verizon also provides converged communications, information and entertainment services over America’s most advanced fiber-optic network, and delivers innovative, seamless business solutions to customers around the world. A Dow 30 company, Verizon employs a diverse workforce of more than 194,000 and last year generated consolidated revenues of $106.6 billion. For more information, visit www.verizon.com.

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Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this communication regarding the proposed transaction between Verizon and Terremark, the expected timetable for completing the transaction, benefits and synergies of the transaction, future opportunities for the combined company and products and any other statements regarding Verizon’s and Terremark’s future expectations, beliefs, goals or prospects constitute forward-looking statements. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered forward-looking statements. A number of important factors could cause actual results or events to differ materially from those indicated by such forward-looking statements, including the parties’ ability to consummate the transaction; the timing for satisfying the conditions to the completion of the transaction, including the receipt of Terremark stockholder approval and the regulatory approvals required for the transaction; the parties’ ability to meet expectations regarding the timing, completion and accounting and tax treatments of the transaction; the possibility that the parties may be unable to achieve expected synergies and operating efficiencies within the expected time-frames or at all and to successfully integrate Terremark’s operations into those of Verizon or that such integration may be more difficult, time-consuming or costly than expected; operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers) may be greater than expected following the transaction; the retention of certain key employees of Terremark may be difficult; and the other factors described in Verizon’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, and Terremark’s Annual Report on

Verizon News Release

Form 10-K for the fiscal year ended March 31, 2010 and in its most recent quarterly report filed with the SEC. Verizon and Terremark assume no obligation to update the information in this communication, except as otherwise required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.